AGREEMENT AND PLAN OF AMALGAMATION

           THIS AGREEMENT AND PLAN OF AMALGAMATION, dated as of November 12, 1996, between THE AES CORPORATION, a Delaware corporation ("AES"), and AES CHINA GENERATING CO. LTD., a Bermuda company ("Chigen"),

                           W I T N E S S E T H :

           WHEREAS, AES, upon the terms and subject to the conditions of this Agreement and in accordance with the Bermuda Companies Act 1981, as amended (the "Companies Act"), intends to cause a Bermuda company to be formed as a wholly-owned subsidiary of AES ("Sub") to amalgamate with and into Chigen (the "Amalgamation");

           WHEREAS, a Special Committee of the Board of Directors of Chigen (the "Special Committee") comprised of the directors elected by the holders of the Class A Common Stock, par value $0.01 per share, of Chigen (the "Class A Common Stock") (a) has determined that the Amalgamation is in the best interests of Chigen and the holders of the Class A Common Stock and has approved and adopted this Agreement and the transactions contemplated hereby and (b) has recommended the approval and adoption of this Agreement and the approval of the Amalgamation by, and directed that this Agreement and the Amalgamation be submitted to a vote of, the shareholders of Chigen;

           WHEREAS, the Board of Directors of AES has determined that the Amalgamation is in the best interests of AES and its stockholders and has approved and adopted this Agreement and approved the transactions contemplated hereby;

           WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, each issued and outstanding share of Class A Common Stock, other than shares owned directly or indirectly by AES and Dissenting Shares (as defined in Section 2.01(d) below), will be canceled in consideration of the right to receive a fraction of a share of AES Common Stock, determined pursuant to the formula set forth in Section 2.01(c) below;

           WHEREAS, in order for AES to be able to effectuate the Amalgamation, the shareholders of Chigen must approve the Amalgamation, and the Special Committee and the Board of Directors of Chigen have agreed to call the Chigen Special Meeting (as defined in Section 4.02 below) for that purpose;

           WHEREAS, for U.S. federal income tax purposes, it is intended that the Amalgamation shall qualify as a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

           WHEREAS, AES and Chigen desire to make certain representations, warranties, covenants and agreements in connection with the Amalgamation and also to prescribe various conditions to the Amalgamation;

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement the parties agree as follows:

                                 ARTICLE I
                              The Amalgamation

           SECTION 1.1. The Amalgamation. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Companies Act, Sub shall be amalgamated with Chigen at the Effective Time (as defined in Section 1.03 below). Following the Amalgamation, Sub and Chigen shall continue in the form of the amalgamated company (the
"Amalgamated Company") and shall operate under the name AES China
Generating Co. Ltd. under the laws of Bermuda.

           SECTION 1.2. Closing. The closing of the Amalgamation will take place at 10:00 a.m. on a date to be specified by AES, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in
Article V (the "Closing Date"), at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, unless another date or place is agreed to in writing by the parties hereto.

           SECTION 1.3. Effective Time. On the date hereof, or as soon as practicable thereafter, the parties shall file an application for the consent of the Bermuda Minister of Finance, and on the Closing Date, or as soon as practicable thereafter, the parties shall file an application for registration of the Amalgamation with the Bermuda Registrar of Companies and any other appropriate documents (together, in any such case, the "Bermuda Applications") executed in accordance with the relevant provisions of the Companies Act and shall make all other filings or recordings required under the Companies Act. The Amalgamation shall become effective at such time as a certificate of amalgamation (the "Certificate of Amalgamation") is duly issued by the Bermuda Registrar of Companies (the time the Amalgamation becomes effective being the "Effective Time").

           SECTION 1.4. Effects of the Amalgamation. The effect of the Amalgamation shall be as provided in the applicable provisions of the Companies Act.

           SECTION 1.5. Memorandum of Association and Byelaws. (a) The memorandum of association of Chigen as in effect immediately prior to the Effective Time shall be the memorandum of association of the Amalgamated Company until thereafter changed or amended as provided therein or by applicable law.

           (b) The Bye-laws of Sub as in effect at the Effective Time shall be the bye-laws of the Amalgamated Company, until thereafter changed or amended as provided therein or by applicable law. The registration number of the Amalgamated Company in Bermuda after the Effective Time shall be the same registration number as that of Chigen immediately prior to the Effective Time.

           SECTION 1.6. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Amalgamated Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

           SECTION 1.7. Officers. The officers of Chigen immediately prior to the Effective Time shall become the officers of the Amalgamated Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                 ARTICLE II

           Effect of the Amalgamation on the Capital Stock of the Constituent Companies; Exchange of Certificates

           SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder of any shares of Class A Common Stock, or Class B Common Stock, par value $0.01 per share, of Chigen (the "Class B Common Stock" and together with the Class A Common Stock, the "Chigen Common Stock") or the holder of any shares of Sub:

           (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Amalgamated Company.

           (b) Cancellation of Treasury Stock and AES Owned Stock. Each share of Chigen Common Stock that is owned by any subsidiary of Chigen and each share of Chigen Common Stock that is owned by AES, Sub or any other subsidiary of AES shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

           (c) Cancellation of Class A Common Stock. Subject to Section 2.01(d), each issued and outstanding share of Class A Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be canceled in consideration of the right to receive AES Common Stock in the ratio of (i) 0.29 of a share of AES Common Stock or (ii) should the average closing price of AES Common Stock on the New York Stock Exchange (the "NYSE") over the 15 consecutive trading day period ending at the close of trading on the third trading day immediately prior to the date of the Chigen Special Meeting (the "Average Closing Price") be less than $45.00 or exceed $50.00, such fraction of a share of AES Common Stock (expressed as a decimal rounded to the nearest one one-thousandth) as is determined by dividing $13.05 (if the Average Closing Price is less than $45.00) or $14.50 (if the Average Closing Price is greater than $50.00) by the Average Closing Price (the "Exchange Ratio" or the "Amalgamation Consideration"). As of the Effective Time, all such shares of Class A Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class A Common Stock shall cease to have any rights with respect thereto, except the right to receive the Amalgamation Consideration, without interest.

           (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Class A Common Stock held by a person who did not vote in favor of the Amalgamation (a "Dissenting Shareholder") and complies with all the provisions of Bermuda law concerning the right of holders of Class A Common Stock to dissent from the Amalgamation and require appraisal of their shares of Class A Common Stock ("Dissenting Shares") shall be canceled in consideration for the right to receive such consideration as may be payable to such Dissenting Shareholder pursuant to the laws of Bermuda. Chigen shall give AES (i) prompt notice of any demands for appraisal of shares of Class A Common Stock received by Chigen and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Chigen shall not, without the prior written consent of AES, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

           SECTION 2.2. Payment for Cancellation of Class A Common Stock in the Amalgamation. The manner of making payment for the cancellation of Class A Common Stock in the Amalgamation shall be as follows:

           (a) At the Effective Time, AES shall make available to an exchange agent selected by AES and reasonably acceptable to Chigen (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Class A Common Stock, a sufficient number of certificates representing shares of AES Common Stock required to effect the delivery of the aggregate Amalgamation Consideration required to be issued pursuant to Section 2.01 (the certificates representing shares of AES Common Stock comprising such aggregate Amalgamation Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of AES Common Stock contemplated to be issued pursuant to Section 2.01. The Exchange Fund shall not be used for any other purpose.

           (b) Promptly after the Effective Time, the Exchange Agent shall mail to each registered holder (other than Dissenting Shareholders) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Class A Common Stock (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the shares of Class A Common Stock represented by such Certificates the Amalgamation Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the Amalgamation Consideration and any cash in lieu of fractional shares of AES Common Stock as contemplated by Section 2.03 with respect to each of the shares of Class A Common Stock represented thereby. No dividends or other distributions that are declared after the Effective Time on shares of AES Common Stock and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Amalgamation to receive shares of AES Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name shares of AES Common Stock are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such shares of AES Common Stock between the Effective Time and the time of such surrender. After such surrender there shall be paid to the person in whose name shares of AES Common Stock are issued any dividends or other distributions on such shares of AES Common Stock which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or any certificate representing shares of AES Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates of such shares of AES Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Class A Common Stock for any shares of AES Common Stock or dividends thereon or, in accordance with Section 2.03, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to shares of AES Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of AES Common Stock for the account of the persons entitled thereto.

           (c) Subject to the requirements of applicable law, certificates surrendered for exchange by any person constituting an "affiliate" of Chigen for purposes of Rule 145 of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") shall not be exchanged for certificates representing shares of AES Common Stock until AES has received from such person a written "affiliate" agreement in a form reasonably acceptable to AES and Chigen. Chigen shall use reasonable efforts to cause each such person to deliver such written agreement to AES on or prior to the Closing Date.

           (d) Any portion of the Exchange Fund which remains unclaimed by the former shareholders of Chigen for one year after the Effective Time shall be delivered to AES, upon demand of AES, and any former shareholders of Chigen shall thereafter look only to AES for payment of their claim for the Amalgamation Consideration for the shares or for any cash in lieu of fractional shares of AES Common Stock.

           (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Amalgamated Company, the execution of an indemnity agreement by such person and/or the posting by such person of a bond in such reasonable amount as the Amalgamated Company may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of AES Common Stock, cash in lieu of fractional shares of AES Common Stock and unpaid dividends and distributions on shares of AES Common Stock deliverable in respect thereof pursuant to this Agreement.

           SECTION 2.3. No Fractional Shares. No fractional shares of AES Common Stock shall be issued in the Amalgamation and no fractional share interests will entitle the owner thereof to vote or to any rights of a stockholder of AES. In lieu of any such fractional securities, each holder of shares of Class A Common Stock who would otherwise have been entitled to a fraction of a share of AES Common Stock upon surrender of Certificates for cancellation pursuant to this Article II, after aggregating all shares of AES Common Stock which such holder would be entitled to receive under
Section 2.01(c), will be paid an amount in cash (without interest) equal to the closing price per share of AES Common Stock on the trading day prior to the day on which the Effective Time occurs multiplied by the fraction of a share of AES Common Stock to which such holder would otherwise be entitled. As soon as practicable after the determination of the amount of cash to be paid to former shareholders of Chigen in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

           SECTION 2.4. Transfer of Shares after the Effective Time. No transfers of shares of Class A Common Stock shall be made on the share transfer books of Chigen after the close of business on the day prior to the date of the Effective Time.

           SECTION 2.5. Stock Options. Pursuant to the AES China Generating Ltd. Incentive Stock Option Plan (the "Chigen Option Plan"), all outstanding options issued thereunder (the "Chigen Options") shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, shall become options for AES Common Stock in accordance with the formulae set forth in this Section. AES shall assume the Chigen Option Plan as of the Effective Time. The holders of such Options shall continue to have, and be subject to, the same terms and conditions set forth in the Chigen Option Plan and agreements pursuant to which such Chigen Options were issued as in effect immediately prior to the Effective Time, except that, in accordance with Section 7.01 of the Chigen Option Plan, (i) such Chigen Options shall be exercisable for that number of whole shares of AES Common Stock equal to the product of the number of shares of Class B Common Stock covered by the Chigen Option immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of AES Common Stock, and (ii) the per share exercise price for the shares of AES Common Stock issuable upon the exercise of such assumed Chigen Option shall be equal to the quotient determined by dividing the exercise price per share of Class B Common Stock specified for such Chigen Option under the Chigen Option Plan or agreement in effect immediately prior to the Effective Time by the Exchange Ratio rounding the resulting exercise price down to the nearest whole cent. The date of grant for such Chigen Option shall be the date on which the Chigen Option was originally granted. At the Effective Time, AES shall reserve for issuance the number of shares of AES Common Stock that will become issuable upon the exercise of such Chigen Options pursuant to this Section 2.05. Nothing in this Section 2.05 shall affect the schedule of vesting (or the acceleration thereof) with respect to the Chigen Options to be assumed by AES as provided in this Section 2.05. As soon as practicable after the Effective Time, AES shall file a registration statement or registration statements on Form S-8 (or any successor form), or another appropriate form with respect to the shares of AES Common Stock subject to such Chigen Options, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus contained therein) for so long as such Chigen Options remain outstanding. It is the intention of the parties that, subject to applicable law, the Chigen Options assumed by AES qualify following the Effective Time as "incentive stock options" (as defined in Section 422 of the Code) to the extent that the Chigen Options qualified as incentive stock options prior to the Effective Time and, accordingly, the provisions of this Section 2.05 shall be deemed amended to the extent necessary to maintain such status of the Chigen Options.

           SECTION 2.6. Adjustments to Exchange Ratio, etc. The exchange ratios set forth in Sections 2.01, 5.02(f) and 5.03(d) and any collar amounts shall be adjusted to reflect fully the effect of any stock split (including a consolidation) of AES Common Stock or a dividend payable in AES Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of AES Common Stock (including, without limitation, such a distribution made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction, but excluding any regular quarterly dividend paid in cash) occurring or having a record date after the date hereof and prior to the Effective Time. ARTICLE III

           Representations and Warranties

           SECTION 3.1. Representations and Warranties of Chigen. Chigen represents and warrants to AES as follows:

               (a) Organization, Standing and Corporate Power. Chigen is a company duly organized, validly existing and in compliance under the laws of Bermuda and has the requisite corporate power and authority to carry on its business as now being conducted. Chigen is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 7.03(c) below) in respect of Chigen.

               (b) Subsidiaries. All the outstanding shares of capital stock, partnership interests or other equity interests owned by Chigen in each subsidiary in which Chigen has a direct or indirect interest are, directly or indirectly, free and clear of all Liens (as defined in Section 7.03(b) below).

               (c) Capital Structure. The authorized capital stock of Chigen is substantially as described in the Chigen SEC Documents (as defined in Section 3.01(e) below). All outstanding shares of capital stock of Chigen are, and all shares which may be issued will be, when issued, duly authorized, validly issued and fully paid and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Chigen having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Chigen may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Chigen is a party or by which it is bound obligating Chigen to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Chigen or obligating Chigen to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of Chigen to repurchase, redeem or otherwise acquire any shares of capital stock of Chigen.

               (d) Authority; Noncontravention. Chigen has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of the Amalgamation and this Agreement by the requisite vote of the holders of the outstanding shares of Chigen, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Chigen and the consummation by Chigen of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Chigen, subject, in the case of this Agreement, to approval of the Amalgamation and this Agreement by the requisite vote of the holders of the outstanding shares of Chigen Common Stock. This Agreement has been duly executed and delivered by Chigen and, assuming this Agreement constitutes the valid and binding obligation of AES, this Agreement constitutes the valid and binding obligation of Chigen, enforceable against Chigen in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Chigen or any of its subsidiaries under, (i) the Memorandum of Association or Bye-laws of Chigen or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Chigen or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Chigen or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect in respect of Chigen, (y) impair in any material respect the ability of Chigen to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any U.S. federal, state or local government or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by Chigen or any of its subsidiaries in connection with the execution and delivery of this Agreement by Chigen or the consummation by Chigen of the transactions contemplated by this Agreement, except for (i) the filing with the United States Securities and Exchange Commission (the "SEC") and the SEC's review of (x) the proxy statement relating to the approval by Chigen's shareholders of the Amalgamation and this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and
(y) such other filings under the Securities and Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) any filings made in compliance with the rules and regulations of the NYSE and the Nasdaq National Market System, (iii) the filing of the Bermuda Applications, and the appropriate documents with the relevant authorities of other jurisdictions in which Chigen is qualified to do business, (iv) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which Chigen or any of its subsidiaries conducts any business or owns any assets, (vi) the consent of the Bermuda Minister of Finance to amalgamate Chigen with Sub, (vii) the issuance by the Bermuda Registrar of Companies of the Certificate of Amalgamation, and (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate (A) have a Material Adverse Effect in respect of Chigen, (B) impair in any material respect the ability of Chigen to perform its obligations under this Agreement or (C) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

               (e) SEC Documents; Financial Statements. Chigen has filed all required reports, forms and other documents with the SEC since February 23, 1994 (the "Chigen SEC Documents"). As of their respective dates, (i) the Chigen SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Chigen SEC Documents, and (ii) none of the Chigen SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Chigen SEC Document has been revised or superseded by a later-filed Chigen SEC Document filed and publicly available prior to the date of this Agreement, none of the Chigen SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Chigen included in the Chigen SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Chigen and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement, and except for Chigen's planned offering of notes due 2006 (the "Chigen Debt Offering") and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement and except for liabilities and obligations which would not, individually or in the aggregate, have a Material Adverse Effect in respect of Chigen, neither Chigen nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Chigen and its consolidated subsidiaries or in the notes thereto.

               (f) Absence of Certain Changes or Events. Except as disclosed in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement, since November 30, 1995, and except for the Chigen Debt Offering, Chigen has conducted its business only in the ordinary course, and there has not been (i) any Material Adverse Change (as defined in ss. 7.03(c) below) in respect of Chigen, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) (x) any granting by Chigen to any officer of Chigen of any increase in compensation, except in the ordinary course of business consistent with prior practice, as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement, (y) any granting by Chigen to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement or (z) any entry by Chigen or any of its subsidiaries into any employment, severance or termination agreement with any such officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect in respect of Chigen or (v) any change in accounting methods, principles or practices by Chigen materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

               (g) Litigation. Except as disclosed in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Chigen, threatened against Chigen or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect in respect of Chigen; it being understood that this representation shall not include any litigation of the nature described in
Section 5.02(a)(i) through (iv).

               (h) Compliance with Applicable Laws. Each of Chigen and its subsidiaries has in effect all foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under environmental laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and except for defaults under Permits which such lack or default individually or in the aggregate would not have a Material Adverse Effect in respect of Chigen. Except as disclosed in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement, Chigen and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for any noncompliance which individually or in the aggregate would not have a Material Adverse Effect in respect of Chigen.

               (i) Brokers; Schedule of Fees and Expenses. No broker, investment banker or financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by Chigen, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Chigen. Chigen has provided AES true and correct copies of all agreements between Chigen and Merrill Lynch & Co.

               (j) Opinion of Financial Advisor. Chigen has received the opinion of Merrill Lynch & Co., to the effect that, as of the date of this Agreement, the consideration to be received in the Amalgamation by the holders of Class A Common Stock is fair to the holders of Class A Common Stock from a financial point of view, and a complete and correct copy of such opinion has been, or promptly upon receipt thereof will be, delivered to AES.

               (k) Board Recommendation. At a meeting duly called and held in compliance with Chigen's Bye-laws, (i) the Special Committee has adopted a resolution approving the Amalgamation and recommended that the Board of Directors of Chigen approve this Agreement and the transactions contemplated hereby, (ii) the Board of Directors of Chigen has adopted a resolution (A) approving the Amalgamation, based on a determination that the Amalgamation is in the best interests of Chigen and the holders of Class A Common Stock, and (B) approving and adopting this Agreement and the transactions contemplated hereby and recommending approval and adoption of this Agreement and the transactions contemplated hereby by the holders of Class A Common Stock.

               SECTION 3.2. Representations and Warranties of AES. AES represents and warrants to Chigen as follows:

               (a) Organization, Standing and Corporate Power. AES is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. AES is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect in respect of AES. AES has delivered to Chigen complete and correct copies of its certificate of incorporation and by-laws, in each case as amended to the date of this Agreement.

               (b) Capital Structure. The authorized capital stock of AES is substantially as described in the AES SEC Documents (as defined in Section 3.02(d) below). AES does not own any shares of the Class A Common Stock of Chigen.

               (c) Authority; Noncontravention. AES has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of AES. This Agreement has been duly executed and delivered by AES and, assuming this Agreement constitutes the valid and binding obligation of Chigen, this Agreement constitutes a valid and binding obligation of AES, enforceable against AES, as applicable, in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of AES under, (i) the certificate of incorporation or by-laws of AES, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to AES or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AES or its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that (A) will have been waived prior to the Effective Time or (B) would not individually or in the aggregate (x) have a Material Adverse Effect in respect of AES, (y) impair in any material respect the ability of AES to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by AES in connection with the execution and delivery of this Agreement or the consummation by AES of any of the transactions contemplated by this Agreement, except for
(i) the filing with the SEC of (x) the Registration Statement (as defined in Section 4.01 below), and (y) such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the SEC order declaring the Registration Statement effective pursuant to Section 8(a) of the Securities Act, (iii) any filings made in compliance with the rules and regulations of the NYSE and the Nasdaq National Market System, (iv) the filing of the Bermuda Applications, and the appropriate documents with the relevant authorities of other states in which Chigen is qualified to do business,
(v) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (vi) the consent of the Bermuda Minister of Finance to amalgamate Chigen with Sub, (vii) the issuance by the Bermuda Registrar of Companies of the Certificate of Amalgamation, and
(viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate (A) have a Material Adverse Effect in respect of AES, (B) impair the ability of AES to perform its obligations under this Agreement or (C) prevent or significantly delay the consummation of any transaction contemplated by this Agreement.

               (d) SEC Documents; Financial Statements. AES has filed all required reports, forms and other documents with the SEC since January 1, 1994 (the "AES SEC Documents"). As of their respective dates, (i) the AES SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such AES SEC Documents, and (ii) none of the AES SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any AES SEC Document has been revised or superseded by a later-filed AES SEC Document filed and publicly available prior to the date of this Agreement, none of the AES SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AES included in the AES SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of AES and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the AES SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the AES SEC Documents filed and publicly available prior to the date of this Agreement and except for liabilities and obligations which would not, individually or in the aggregate, have a Material Adverse Effect in respect of AES, neither AES nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of AES and its consolidated subsidiaries or in the notes thereto. (e) Absence of Certain Changes or Events. Except as disclosed in the AES SEC Documents filed and publicly available prior to the date of this Agreement, since December 31, 1995 AES has conducted its business only in the ordinary course, and there has not been (i) any Material Adverse Change in respect of AES, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect in respect of AES or (iv) any change in accounting methods, principles or practices by AES materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

               (f) Litigation. Except as disclosed in the AES SEC Documents filed and publicly available prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of AES, threatened against AES or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect in respect of AES.

               (g) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by AES, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AES.

                                 ARTICLE IV

                           Additional Agreements

               SECTION 4.1. Registration Statement; Proxy Statement. (a)(i) As promptly as practicable after the execution of this Agreement, AES and Chigen shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in connection with the registration under the Securities Act of the shares of AES Common Stock to be issued to the holders of the Class A Common Stock pursuant to the Amalgamation, including therein a proxy statement for use in connection with the Chigen Special Meeting (as defined in Section 4.02 below) (the "Proxy Statement"). AES and Chigen shall cooperate with each other in connection with any other filings with the SEC that any of them is obligated to make as a result of the transactions contemplated hereby. AES and Chigen each shall use all reasonable efforts to cause the Registration Statement to become effective (and to maintain such effectiveness until the AES Common Stock covered thereby has been issued) and the Proxy Statement to be reviewed by the SEC staff as promptly as practicable. Prior to the effective date of the Registration Statement, AES shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of AES Common Stock pursuant to the Amalgamation. Each of Chigen and AES shall pay its own expenses incurred in connection with the Registration Statement, the Proxy Statement, and the Chigen Special Meeting, including, without limitation, the fees and disbursements of their respective counsel, accountants and other representatives, except that Chigen and AES each shall pay one-half of any printing expenses incurred in connection therewith and AES shall pay any filing fees with respect to the filing of the Proxy Statement with the SEC. Chigen shall furnish all information concerning Chigen as AES may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, Chigen shall mail the Proxy Statement to its shareholders. The Proxy Statement shall include the recommendation of the Special Committee and the recommendation of the Board of Directors of Chigen in favor of the Amalgamation, unless the Special Committee has, in accordance with the terms of this Agreement, withdrawn or modified its recommendation or approval of this Agreement.

           (ii) No amendment or supplement to the Registration Statement or the Proxy Statement will be made by AES or Chigen without the approval of the other party, which shall not be unreasonably withheld. AES and Chigen each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the AES Common Stock issuable in connection with the Amalgamation for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

           (iii) AES shall promptly prepare and submit to the NYSE a listing application covering the shares of AES Common Stock issuable in the Amalgamation, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such AES Common Stock, subject to official notice of issuance, and Chigen shall cooperate fully with AES with respect to such listing.

           (b) AES represents, warrants and agrees that none of the information supplied or to be supplied by AES for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement) shall, at (i) the time the Registration Statement is filed with the SEC or declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Chigen, (iii) the time of the Chigen Special Meeting and
(iv) the Effective Time, contain any untrue statement of a material fact or any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to AES or any subsidiary of AES, or their respective officers or directors, should be discovered by AES which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, AES shall promptly inform Chigen of such event or circumstance. Notwithstanding the foregoing, AES makes no representation or warranty with respect to any information which is supplied for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement) by Chigen or any of its representatives and which is contained therein. All documents that AES is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

           (c) Chigen represents, warrants and agrees that none of the information supplied or to be supplied by Chigen for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement) shall, at the respective times the Registration Statement is filed with the SEC or declared effective or the Proxy Statement contained in the Registration Statement is first published, sent or given to the holders of Class A Common Stock, and at the Effective Time, contain any untrue statement of a material fact or any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to Chigen or any subsidiary of Chigen, or their respective officers or directors, should be discovered by Chigen which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Chigen shall promptly inform AES of such event of circumstance. Notwithstanding the foregoing, Chigen makes no representation or warranty with respect to any information which is supplied for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement) by AES or any of its representatives and which is contained therein. All documents that Chigen is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

           (d) Chigen and AES each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates, and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws), in the Registration Statement and the Proxy Statement, (ii) agrees to use all reasonable efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or the Proxy Statement, and (iii) agrees to cooperate fully, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate fully, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in the Registration Statement or the Proxy Statement.

           SECTION 4.2. Shareholders' Meetings. Chigen shall call a special general meeting of its shareholders (the "Chigen Special Meeting") as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Amalgamation and Chigen shall use all commercially reasonable efforts to hold the Chigen Special Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless the Special Committee has, in accordance with the terms of this Agreement, withdrawn or modified its recommendation or approval of this Agreement, Chigen shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Amalgamation, and shall take all other action reasonably necessary or advisable to secure the vote or consent of shareholders required by the Companies Act to obtain such approvals. AES shall vote its shares of Class B Common Stock in favor of this Agreement and the transactions contemplated hereby.

           SECTION 4.3. No Solicitation. (a) Chigen shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Chigen or any of its subsidiaries to,
(i) solicit or initiate, or encourage the submission of, any Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, if in the opinion of the Special Committee, after consultation with counsel, such failure to act would be inconsistent with its fiduciary duties to Chigen or the holders of Class A Common Stock under applicable law, Chigen may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 4.03(c), (A) furnish information with respect to Chigen to any person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of Chigen or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Chigen or any of its subsidiaries, whether or not such person is purporting to act on behalf of Chigen or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.03(a) by Chigen. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of Chigen or any of its subsidiaries (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of Chigen or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Chigen or any of its subsidiaries, or any amalgamation, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Chigen or any of its subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Amalgamation or which would reasonably be expected to dilute materially the benefits to AES of the transactions contemplated hereby.

           (b) Except as set forth herein or as required by Bermuda law, the Special Committee shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to AES or Sub, the approval or recommendation by such Special Committee of the Amalgamation or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, if in the opinion of the Special Committee, after consultation with counsel, failure to do so would be inconsistent with its fiduciary duties to Chigen or the holders of the Class A Common Stock under applicable law, the Special Committee may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of the Amalgamation or this Agreement, approve or recommend a Superior Proposal (as hereinafter defined), or enter into an agreement with respect to a Superior Proposal, in each case relating to the receipt of a Superior Proposal at any time after the second business day following AES's receipt of written notice (a "Notice of Superior Proposal") advising AES that the Special Committee has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that Chigen shall not enter into an agreement with respect to a Superior Proposal unless Chigen shall have furnished AES with written notice no later than 12:00 noon, New York City time, one day in advance of any date that it intends to enter into such agreement (it being understood that such time periods may be concurrent). In addition, if Chigen proposes to enter into an agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to AES the Expenses (as defined in Section 4.07(b) below). For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Class A Common Stock then outstanding or all or substantially all the assets of Chigen and otherwise on terms which the Special Committee determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Chigen or the holders of the Class A Common Stock than the Amalgamation.

           (c) In addition to the obligations of Chigen set forth in
Section 4.03(b), Chigen shall immediately advise AES orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. Chigen will keep AES fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

           (d) Nothing contained in this Section 4.03 shall prohibit Chigen from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or from making any disclosure to the holders of Class A Common Stock if, in the opinion of the Special Committee, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to Chigen or the holders of Class A Common Stock under applicable law; provided that Chigen does not, except as permitted by Section 4.03(b) withdraw or modify, or propose to withdraw or modify, its position with respect to the Amalgamation or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

           (e) For the purposes of determining compliance with the terms of this Agreement, the parties hereto agree that the failure to take, following receipt of a Takeover Proposal, an action which the Special Committee reasonably believes is likely to result in a Superior Proposal would be deemed to be a breach of the Special Committee's fiduciary duties.

           SECTION 4.4. Access to Information; Confidentiality. Chigen shall, and shall cause each of its subsidiaries to, afford to AES, and to AES' officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Chigen shall, and shall cause each of its subsidiaries to, furnish promptly to AES (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as AES may reasonably request.

           SECTION 4.5. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Amalgamation and the transactions contemplated hereby, including (i) approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Chigen and its Board of Directors shall (i) take all reasonable actions to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Amalgamation, this Agreement, or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Amalgamation, this Agreement, or the transactions contemplated hereby, take all reasonable actions to ensure that the Amalgamation and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Amalgamation, this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Chigen, the Special Committee and the Board of Directors of Chigen shall not be prohibited from taking any action permitted by the terms of this Agreement.

           (b) Each of the parties shall give prompt notice to the other parties of (i) any material representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such material representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

           SECTION 4.6. Employee Benefit Plans. AES and Chigen agree that any employee benefit or compensation plans, agreements or arrangements, including "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which Chigen or any subsidiary of Chigen is a party (together, the "Chigen Benefit Plans") in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined after the Effective Time and, to the extent the Chigen Benefit Plans are not continued, it is the current nonbinding intent of the parties that employee benefit plans of AES which are no less favorable, in the aggregate, to the employees covered by such plans shall be provided. The parties shall take all actions necessary and appropriate to merge the AES China Generating Co. Ltd. Profit Sharing and Employee Stock Ownership Plan (the "Chigen Profit Sharing Plan") into The AES Corporation Profit Sharing and Stock Ownership Plan if the Chigen Profit Sharing Plan has assets prior to the Effective Time.

           SECTION 4.7. Fees and Expenses. (a) Except as provided below and in Section 4.01, all fees and expenses incurred in connection with the Amalgamation, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Amalgamation is consummated.

           (b) Chigen shall pay, or cause to be paid, in same day funds to AES all of AES's out-of-pocket expenses referred to in Section 4.07(a) in an amount up to but not to exceed $750,000 (the "Expenses") upon demand if
(i) AES terminates this Agreement under Section 6.01(d) as a result of the occurrence of an event under clause (ii) or (iii) of Section 6.01(d), (ii) Chigen terminates this Agreement pursuant to Section 6.01(e) or (iii) prior to the termination of this Agreement (other than by Chigen pursuant to Section 6.01(f)), a Takeover Proposal shall have been made and within one year of such termination, Chigen enters into an agreement with respect to, approves or recommends or takes any action to facilitate, such Takeover Proposal. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by AES, subject to upward or downward adjustment (not to be in excess of the amount set forth above) upon delivery of reasonable documentation therefor.

           SECTION 4.8. Public Announcements. AES and Chigen will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Amalgamation, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

           SECTION 4.9 Indemnification; Insurance. (a) Chigen shall not, and for a period of six years from and after the Effective Time AES and the Amalgamated Company shall not, amend the provisions of the Bye-Laws providing for the indemnification of directors and officers of Chigen in any manner adverse to such directors and officers.

           (b) For a period of six years after the Effective Time, AES shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Chigen (provided that AES may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available.

           The provisions of this Section 4.09 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and representatives.

           SECTION 4.10. Formation of Sub; Interim Operations of Sub; Amendment. (a) As soon as practicable, AES will cause the organization of Sub as an exempted company limited by shares under the Companies Act, and will deliver to Chigen complete and correct copies of Sub's memorandum of association and bye-laws.

           (b) AES will form Sub solely for the purpose of engaging in the transactions and not to engage in any business activities or conduct any operations other than in connection with the transactions contemplated hereby.

           (c) As soon as practicable, AES and Chigen will agree, and AES will cause Sub to agree, to an amendment to this Agreement whereby Sub will become a party to this Agreement. Such amendment will contain representations, warranties, covenants and other agreements of Sub reasonably acceptable to AES and Chigen.

           SECTION 4.11. Termination of the Stock Purchase and
Shareholder's Agreement. AES and Chigen agree that each of the Stock Purchase and Shareholder's Agreement, dated as of December 29, 1993, by and between AES and Chigen, and the Non-Competition and Non-Disclosure Agreement, dated as of December 29, 1993, and amended and restated as of February 1, 1994, by and between AES and Chigen, shall be deemed terminated as of the Effective Time.

                                 ARTICLE V

                       Conditions to the Amalgamation

           SECTION 5.1. Conditions to the Obligations of Each Party. The obligations of Chigen and AES to consummate the Amalgamation are subject to the satisfaction of the following conditions:

           (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Chigen in accordance with the Companies Act and Chigen's Bye-laws;

           (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Amalgamation illegal or otherwise prohibiting consummation of the Amalgamation;

           (c) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

           (d) AES and Chigen shall have received from the NYSE evidence that the shares of AES Common Stock to be issued to the shareholders of Chigen in the Amalgamation shall be listed on the NYSE immediately following the Effective Time;

           (e) Chigen shall have received the consent of the Bermuda Minister of Finance to amalgamate with Sub;

           (f) all other consents, authorizations, orders and approvals of (or filings or registrations with) any third party or governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Amalgamation and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect in respect of Chigen or AES following the Effective Time; and

           (g) AES and Chigen shall have received an opinion of Chadbourne & Parke LLP, special counsel to AES, in form and substance reasonably acceptable to AES and reasonably acceptable to Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Chigen, substantially to the effect that the Amalgamation will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that AES, Sub and Chigen will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

           SECTION 5.2. Conditions to the Obligations of AES and Sub. The obligations of AES and Sub to consummate the Amalgamation are subject to the satisfaction or waiver by AES of the following further conditions:

           (a) there shall not be threatened or pending by any Governmental Entity any suit, action or proceeding, (i) challenging the acquisition by AES of Chigen, seeking to restrain or prohibit the consummation of the Amalgamation or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Chigen or AES, any damages that are material in relation to Chigen and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by Chigen, AES or any of their respective subsidiaries of a material portion of the business or assets of Chigen and its subsidiaries, taken as a whole, or AES and its subsidiaries, taken as a whole, or to compel Chigen or AES to dispose of or hold separate any material portion of the business or assets of Chigen and its subsidiaries, taken as a whole, or AES and its subsidiaries, taken as a whole, as a result of the Amalgamation or any of the other transactions contemplated by this Agreement, (iii) seeking to prohibit AES or any other subsidiary of AES from effectively controlling in any material respect the business or operations of Chigen and its subsidiaries, taken as a whole, or (iv) which otherwise is reasonably likely to have a Material Adverse Effect in respect of Chigen;

           (b) there shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Amalgamation, or any other action shall be taken by any Governmental Entity or court, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

           (c) there shall not have occurred any Material Adverse Change in respect of Chigen;

           (d) all of the representations and warranties of Chigen set forth in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date;

           (e) Chigen shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Chigen to be performed or complied with by it under this Agreement; and

           (f) the fraction of a share of AES Common Stock to be received with respect to each share of Class A Common Stock pursuant to Section 2.01(c) shall not be more than 0.31 of a share.

           SECTION 5.3. Conditions to the Obligations of Chigen. The obligation of Chigen to consummate the Amalgamation is subject to the satisfaction or waiver by Chigen of the following further conditions:

           (a) all of the representations and warranties of AES set forth in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date;

           (b) AES shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of AES to be performed or complied with by it under this Agreement;

           (c) Merrill Lynch & Co. shall not have withdrawn the Opinion;
and

           (d) the fraction of a share of AES Common Stock to be received with respect to each share of Class A Common Stock pursuant to Section 2.01(c) shall not be less than 0.28 of a share.

                                 ARTICLE VI

                     Termination, Amendment and Waiver

           SECTION 6.1. Termination. This Agreement may be terminated and the Amalgamation and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby, as follows:

           (a) by mutual written consent duly authorized by the Boards of Directors (including the Special Committee) of each of AES and Chigen;

           (b) by either AES or Chigen: (i) if as a result of the failure, occurrence or existence of any of the conditions set forth in Article V of this Agreement the Amalgamation shall not have occurred on or before March 31, 1997; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure, occurrence or existence of any such condition; or
(ii) if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Amalgamation and such Order shall have become final and nonappealable;

           (c) by AES in the event of a breach by Chigen of any representation, warranty, covenant or other agreement contained in this Agreement or any other development which (i) would give rise to the failure of a condition set forth in Sections 5.02(d) and 5.02(e) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Chigen;

           (d) by AES if (i) the Special Committee shall have withdrawn or modified in a manner adverse to AES its approval or recommendation of the Amalgamation or this Agreement, (ii) the Special Committee shall have approved or recommended any Takeover Proposal or (iii) Chigen shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 4.03(b) of this Agreement;

           (e) by AES or Chigen if Chigen enters into a definitive agreement in accordance with Section 4.03, provided that Chigen has complied with all provisions thereof, including the notice provisions therein, and provided that Chigen makes simultaneous payment of the Expenses; or

           (f) by Chigen in the event of a breach by AES in any material respect of any representation, warranty, covenant or other agreement contained in this Agreement, which (A) would give rise to the failure of a condition set forth in Sections 5.03(a) and 5.03(b) and (B) cannot be or has not been cured within 30 days after the giving of written notice to AES, except, in any case, such failures which, in the aggregate, would not have a Material Adverse Effect in respect of AES.

           SECTION 6.2. Effect of Termination. In the event of termination of this Agreement by either Chigen or AES as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of AES or Chigen, other than the provisions of Section 3.01(i), Section 3.02(g), Section 4.01, Section 4.07, this Section 6.02 and Article VII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

           SECTION 6.3. Amendment. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

           SECTION 6.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

           SECTION 6.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 6.01, an amendment of this Agreement pursuant to Section 6.03, an extension or waiver pursuant to Section 6.04, or any other action pursuant to this Agreement shall, in order to be effective, require, in the case of Chigen, action by the Special Committee, or action by the duly authorized designee of such Special Committee. Any action permitted to be taken by Chigen pursuant to this Agreement may be taken by the Special Committee on behalf of Chigen.

                                ARTICLE VII

                             General Provisions

           SECTION 7.1. Nonsurvival of Representations and Warranties; Effect of Breach of Representation or Warranty. (a) None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive after the Effective Time. This Section 7.01(a) shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such date.

           (b) For all purposes of this Agreement, Chigen shall be deemed not to have breached any of its representations and warranties if any senior officer of AES (other than any such senior officer who is also an officer of Chigen) has knowledge of such breach at the time this Agreement is delivered by AES. No party hereto shall have any liability for damages to the other party for the breach of any of its representations or warranties contained herein, whether before or after the Effective Time; it being understood that the other party's sole remedy shall be to not consummate the Amalgamation and/or terminate this Agreement, in either instance in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained in the previous sentence, this Section 7.01(b) shall not limit AES's rights under Section 4.07(b).

           SECTION 7.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a) if to AES, to

                  The AES Corporation
                  1001 N. 19th Street
                  Arlington, VA 22209
                  Facsimile:  (703) 528-4510
                  Attention:  William R. Luraschi, Esq.

                  with copies to:

                  Chadbourne & Parke LLP
                  30 Rockefeller Plaza
                  New York, NY 10112
                  Facsimile:  (212) 541-5369
                  Attention:  Philip D. Beaumont, Esq.

           (b)  if to Chigen, to

                  AES China Generating Co. Ltd.
                  9-F Allied Capital Resources Building
                  32-38 Ice House Street
                  Central Hong Kong
                  Facsimile: 011-852-2530-1673
                  Attention: Special Committee of the
                  Class A Directors

                  with copies to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York  10022
                  Facsimile: (212) 735-2000
                  Attention: David J. Friedman, Esq.

           SECTION 7.3. Definitions. For purposes of this Agreement:

           (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

           (b) "Liens" means any and all pledges, claims, liens or encumbrances and security interests of any kind or nature whatsoever;

           (c) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with Chigen or AES, any change or effect that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole;

           (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

           (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

           (f) "Superior Proposal" has the meaning assigned thereto in
Section 4.03(b); and

           (g) "Takeover Proposal" has the meaning assigned thereto in
Section 4.03(a).

           SECTION 7.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

           SECTION 7.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

           SECTION 7.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and except for the provisions of Section 4.06 and Section 4.09, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

           SECTION 7.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except that all provisions in this Agreement relating to the authorization, effectuation and manner and effect of the Amalgamation shall be governed by the laws of Bermuda.

           SECTION 7.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

           SECTION 7.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.


           IN WITNESS WHEREOF, AES and Chigen have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

THE AES CORPORATION


By:   /s/  Roger W. Sant
Name:   Roger W. Sant
Title:  Chairman Of the Board


AES CHINA GENERATING CO. LTD.


By:  /s/ Paul T. Hanrahan
Name:   Paul T. Hanrahan
Title:  President and Chief
          Executive